Confirming Statement

	This Statement confirms that the undersigned has authorized and designated Robert H. Donehew to execute and file on the undersigned's behalf all Forms 3, 4 and 5 (including any amendments thereto) that the undersigned may be required to file with the United States Securities and Exchange Commission as a result of the undersigned's ownership of or transactions in securities of GolfRounds.com, Inc. The authority of Robert H. Donehew under this Statement shall continue until the undersigned is no longer required to file Forms 3, 4 or 5 with regard to the undersigned's ownership of or transactions in securities of GolfRounds.com, Inc. unless earlier revoked in writing. The undersigned acknowledges that Robert H. Donehew is not assuming any of the undersigned's responsibilities to comply with Section 16 of the Securities Exchange Act of 1934.



				 /s/ John F. McCarthy, III
				 -------------------------
				 John F. McCarthy, III


Dated:  February 2, 2000